UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2005

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 J Street, Sacramento, California 95814	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On January 24, 2005, Placer Sierra Bancshares (NASDAQNMS: PLSB) (the “Company”) entered into an employment agreement (the “Agreement”) with Angelee J. Harris (the “Executive”) pursuant to which the Company has retained the Executive to serve as Executive Vice President, General Counsel and Corporate Secretary of the Company. The following summary is qualified in its entirety by reference to the text of the Agreement, a complete copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

The Agreement provides for the employment of the Executive for a period of three years commencing on January 24, 2005, unless terminated earlier pursuant to the terms of the Agreement. Under the terms of the Employment Agreement, the Executive will receive annual compensation of no less than $210,000 and participate in the Company’s Executive Incentive Plan. The Company will use its best efforts to cause the Company to grant to the Executive the option to purchase 50,000 shares of the Company’s common stock pursuant to the terms and conditions of the Placer Sierra Bancshares 2002 Stock Option Plan. The Company will provide for the Executive’s participation in the medical, dental, vision, life and disability insurance programs maintained by the Company for its employees. In addition, the Company shall pay the Executive a $900 a month automobile allowance.

The Agreement also provides for the payment by the Company to the Executive of a single sum severance payment equal to twelve months of the Executive’s current base salary plus any accrued incentive bonus upon a voluntary termination of employment for “good reason,” an involuntary termination of employment without “good cause,” or a voluntary termination of employment following a reduction in the Executive’s duties or title occurring within 12 months after a “change in control” of the Company. Following such a termination of employment, the Executive will receive (i) all benefits that have vested under any written term of plan, and (ii) health care coverage continuation rights under COBRA.

In the event the Executive terminates her employment for other than “good reason,” or the Company terminates the Executive’s employment for “cause,” the Executive shall not be entitled to receive any salary or other compensation or other benefits for any period after such termination. However, following such a termination of employment, the Executive will receive (i) all benefits that have vested under any written term of plan, and (ii) health care coverage continuation rights under COBRA. The Agreement and all benefits provided under the Agreement will terminate immediately upon the death of the Executive, provided that the Executive’s heirs and estate will receive all benefits that have vested under any written term of plan, and the Executive’s dependents will receive health care coverage continuation rights under COBRA.

The Agreement contains restrictive covenants which prohibit the Executive from (i) associating with a business that is competitive with any line of business of the Company for which the Executive provided services during the term of the Executive’s employment, without the Company’s consent and (ii) soliciting the Company’s agents and employees during the term of the Executive’s employment and for a period of one year following any termination of employment.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The Company is furnishing (not filing) an investor slide presentation and investment profile as Exhibit 99.1 on this Current Report on Form 8-K pursuant to Regulation FD.

On January 28, 2005, the Company also issued a press release, which is referred to in Item 8.01 below and which appears as Exhibit 99.2. The quotes of the Chairman and Chief Executive Officer contained in the press release are furnished (not filed) pursuant to Regulation FD.

Section 8 – Other Events

Item 8.01.

On January 28, 2005, the Company issued a press release announcing the declaration of a 2005 first quarter cash dividend in the amount of $0.12 per share. Such amount represents approximately a 140% increase from the cash dividend declared during the fourth quarter of 2004. The press release, which appears as Exhibit 99.2, is filed and incorporated herein by reference except that the quotes of the Chief Executive Officer is not filed but is furnished pursuant to Regulation FD.

Section 9 – Financial Statements and Exhibits

Item 9.01.

(a) Financial statements of businesses acquired.

(b) Pro forma financial information.

(c) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated January 24, 2005 between Placer Sierra Bancshares and Angelee J. Harris

99.1	Investor Slide Presentation and Investment Profile

99.2	Press Release dated January 28, 2005 regarding dividend

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)

Date January 28, 2005

/s/ Ronald W. Bachli
Ronald W. Bachli
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated January 24, 2005 between Placer Sierra Bancshares and Angelee J. Harris

99.1	Investor Slide Presentation and Investment Profile

99.2	Press Release dated January 28, 2005 regarding dividend